INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Prima Energy Corporation on Form S-8 of our report dated March 14, 1997, appearing in the Annual Report on Form 10-K of Prima Energy Corporation for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Denver, Colorado
November 25, 1997